Exhibit 99.1

Corporate Headquarters: 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com
FOR IMMEDIATE RELEASE:	News
August 16, 2005	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES SECOND QUARTER 2005 RESULTS

Shareholders approve convertible preferred stock financing

DENVER – ACT Teleconferencing, Inc. (Nasdaq: ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced its operating results for the second quarter of 2005 and the results of the shareholders vote at the special meeting held on August 15, 2005.

Audio conferencing revenue for the quarter increased by $900,000, to $10.4 million, compared to $9.5 million, including $400,000 in non-cash deferred revenue, for the second quarter of 2004. Total net revenue for the second quarter was $13.2 million, as compared to $13.6 million in the second quarter of 2004, as a result of a decline in revenues from the Company’s video conferencing business. The Company’s net loss for the second quarter was $1.9 million, which includes restructuring charges of $904,000 and a provision for loss on a related party receivable of $306,000.

Second Quarter Highlights

During the second quarter, the Company continued to make progress toward its goal of achieving profitability. The Company made substantial progress on its previously announced consolidation and restructuring plan, completing facilities consolidations in North America and Europe, which resulted in the elimination of duplicative operations and operating costs. As a result, the Company expects to realize quarterly cost savings totaling up to $800,000, beginning with the third quarter of 2005. Other highlights of the second quarter were:

•	Reduced SG&A by $1.1 million* *

•	Produced adjusted EBITDA (as defined below) of $1.5 million*

•	Generated positive cash flow of $161,000

•	Increased audio conferencing revenue by 9%**

•	Grew audio conferencing volume by 24%**

*	Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, restructure charges and provision for a loss on a related party receivable. Adjusted EBITDA is defined and reconciled to US GAAP net income (loss) numbers in the selected financial data section of this press release.

**	Comparison of second quarter 2005 to second quarter 2004.

Impact of Consolidation

The impact of the Company’s previously announced consolidation and restructuring is reflected in improved gross profit and decreased costs and expenses. Gross profit for second quarter global excellence in teleconferencing

Australia	Belgium	Canada	France	Germany	Hong Kong	The Netherlands	Singapore	United States	United Kingdom

increased to 39% of net revenue compared to 36% for the previous quarter and second quarter 2004. The consolidation decreased cost of sales and selling, general and administrative costs by 7% and 19%, respectively, as compared to the second quarter of 2004. The Company also generated positive cash flow of $161,000.

Restructuring costs for the first six months of 2005 totaled $1.7 million. Based on management’s analysis, restructuring and consolidation activities will result in cost savings of up to $800,000 per quarter, or $3.2 million per year, as compared to 2004, and are expected to take effect beginning with the third quarter of 2005. The Company has planned additional restructuring activities for completion during the second half of 2005 with anticipated costs of about $300,000, and will also continue to search for new administrative efficiencies and cost cutting measures during the remainder of 2005.

“Our second quarter results positively reflect our efforts to reorganize and restructure the Company over the past several quarters. I am pleased with the progress that we have made toward our goal of producing positive earnings,” said ACT President and Chief Executive Officer Gene Warren. “Our results show our commitment to our shareholders; this year we have narrowed our operating loss, generated positive cash flow, increased our adjusted EBITDA and our gross profit percentage, bringing us closer to achieving our goal of profitability. I want to thank our extraordinary staff and our dedicated clients—without them, our financial improvement would not have been possible.”

Second Quarter Results Excluding Restructuring and a Loss on a Related-Party Receivable

Excluding restructuring costs of $904,000 and a provision for loss on a related party receivable of $306,000, the Company recognized $316,000 of operating income compared to a loss of $(1.0 million) for the same period last year. Including the restructuring costs and the loss on a related-party receivable, operating loss was $(894,000) in the second quarter of 2005. Excluding the charges, net loss decreased to $(706,000) from $(1.9 million) for the prior year. Adjusted EBITDA for the quarter totaled $1.5 million compared to $348,000 for last year’s second quarter.

Financing with Dolphin

The Company also announced that the Company’s shareholders have approved, at a special shareholders meeting held August 15, 2005, the proposed sale of 160,000 shares of newly issued Series AA Convertible Preferred Stock priced at $100 per share. The shares are to be sold, subject to satisfaction of closing conditions, in two separate transactions. The first closing is scheduled to occur within three business days following the special shareholders meeting, and will involve the purchase by Dolphin Direct Equity Partners, LP, a New York-based private equity fund, of up to 80,400 shares of the preferred stock. The total proceeds received by the Company will be net of $1.5 million in previously announced interim financing received from Dolphin, as well as certain transaction expenses and fees payable pursuant to the terms of the purchase agreement with Dolphin.

Operating Results Outlook for the Remainder of 2005

The following statements are projections and forward-looking statements that are based on management’s estimates as of August 15, 2005. All trend information is unaudited and is based on management’s accounts and estimates. The information is provided solely to assist shareholder analysis. Achievement of actual numbers against targets depends upon customer usage and other variables.

The guidance for 2005 is:

•	Revenue between $52.5 and $54.5 million

•	Positive operating cash flow through 2005

•	Positive net income in the fourth quarter 2005

•	Reduction of $1.5 million in costs during the second half of 2005

Upon the completion of the restructure, break-even operating income is projected with net quarterly revenue of about $13.0 million. If the Company achieves its fourth quarter 2005 revenue targets, the Company expects to be net income positive for the fourth quarter.

Conference Call

The Company said it would discuss the general outlook at its conference call on Tuesday, August 16, at 2:15 p.m. MDT. Reservation number: 11037074#. The call-in number for Denver and for international locations is: 1-303-262-2190, and for the U.S. and Canada (toll-free) is: 1-800-240-2430. To view over the Internet, please go to http://www.events.acttel.com/q2_2005.

Replay via ActionReplay and via Event Center

To access the audio replay of this event, for the United States and Canada, dial 1-800-405-2236, passcode 11037074#. For Denver and international locations, the phone number is 1-303-590-3000, passcode 11037074#. For the Internet replay, go to http://www.events.acttel.com/q2_2005.

ACT Teleconferencing, Inc. Selected Financial Data

	Three Months Ended
Income Statement ($000)	June 30, 2005	June 30, 2004
Net revenue	$13,219	$13,601
Gross profit	5,180	4,959
Selling, general and administrative expense	4,864	6,004
Restructuring costs	904	0
Provision for loss on related party receivable	306	0

Operating income (loss)	(894)	(1,045)
Interest expense – net	(685)	(752)
Foreign Currency (loss)	(70)	(60)
Taxes	(267)	(72)

Net loss	(1,916)	(1,929)

Net loss available to common shareholders	$(1,916)	$(1,929)

Weighted average number of shares-basic and diluted	16,761,562	14,835,276

Earnings (loss) per share – basic and diluted	$(0.11)	$(0.13)

Summarized Balance Sheet ($000)	June 30, 2005	Dec. 31, 2004
Cash	$1,432	$2,740
Other current assets	9,702	9,519
Net equipment	14,875	16,403
Goodwill and other non-current assets	9,266	9,710

Total assets	$35,275	$38,372

Short-term debt and capital leases	$15,327	$16,026
Other short-term liabilities	10,256	9,225
Long-term debt and capital leases	519	201
Other long-term liabilities	352	249

Total liabilities	26,454	25,701
Shareholder’s equity	8.821	12,671

Total liabilities and shareholder’s equity	$35,275	$38,372

	Three Months Ended
	June 30, 2005	June 30, 2004
Reconciliation of Net loss per GAAP to EBITDA ($000)
Net loss per GAAP	$(1,916)	$(1,929)
Add interest expense	685	752
Add taxes	267	72
Add depreciation and amortization	1,171	1,393
Add foreign currency loss	70	60
EBITDA	$277	$348

Add restructuring cost	904	0
Add provision for loss on related party receivable	306	0

Adjusted EBITDA	$1,487	$348

	Three Months Ended
	June 30, 2005	June 30, 2004
Reconciliation of Operating Income/Loss per GAAP to Adjusted Operating Income/Loss ($000)
Operating Income/(Loss) per GAAP	$(894)	$(1,045)
Subtract provision for loss on related party receivable	306	0
Subtract restructure costs	904	0

Adjusted Operating Income/Loss	$316	$(1,045)

	Three Months Ended
	June 30, 2005	June 30, 2004
Reconciliation of Net Income/Loss per GAAP to Adjusted Net Income/Loss ($000)
Net Income/Loss per GAAP	($1,916)	$(1,929)
Subtract provision for loss on related party receivable	306	0
Subtract restructure costs	904	0

Adjusted Net Income/Loss	$(706)	$(1,929)

Adjusted EBITDA is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under GAAP in the U.S. Rather, Adjusted EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such other measures. Adjusted EBITDA provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. Management believes Adjusted EBITDA is, nevertheless, a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. Lenders also use EBITDA-based measures, which may differ from Adjusted EBITDA, to test compliance with certain covenants. In addition, net loss and operating loss excluding restructuring charges are not GAAP measures. Management believes that disclosure of these figures is meaningful to investors, however, because they provide information about the Company’s operating performance without giving effect to certain charges and costs that are not reflective of ongoing operations, thereby facilitating company-to-company comparisons and analysis of the Company’s results from its core business. These measures are not intended to replace operating loss and net loss as measures of operating performance under GAAP.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see the section entitled “Risk Factors” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ACT’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as the Company’s other filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-233-3500; e-mail: lkaiser@acttel.com